Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Results for Fourth Quarter and Year-End 2003

SOUTHFIELD, Mich. — Feb. 11, 2004

Financial Information for the year ending 2003:

•	Diluted FFO per share of $2.03

•	Diluted FFO of $34.7 million, 18.8% increase over 2002

•	Total revenues of $108.4 million, a 19.4% increase over last year

•	Diluted EPS from continuing operations of $0.54

•	Total common shareholder return of 51.8%

•	Annual dividend of $1.68, representing 82.8% of diluted FFO per share

•	IRS tax issue resolved, producing a $0.131 deficiency dividend per common share

Company Highlights:

•	Debt to Market Capitalization Ratio of 43.7%

•	Total market capitalization over $1.0 billion

•	$107 million in equity raised through two common share public offerings

•	Refinanced three shopping centers for $48.1 million at a blended interest rate of 5.3%

•	Tel-Twelve Phase I and Troy Towne Center redevelopments completed

•	Six redevelopment projects started

•	Acquired six shopping centers for $106.8 million in Michigan and Florida

•	Commenced development of Home Depot anchored Beacon Square in Grand Haven, Michigan

•	77 new non-anchor stores open, at rental rates 9.1% above portfolio average

•	98 non-anchor lease renewals, at rental rates 5.7% above prior rental rates

Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the fourth quarter and twelve months ended December 31, 2003.

For the three months ended December 31, 2003, diluted FFO (Funds From Operations) increased 58.1 percent, or $3,835,000 to $10,441,000 compared with $6,606,000 for the three months ended December 31, 2002. On a per share basis the increase was 25.6 percent, or $0.11, to $0.54 compared with $0.43 in 2002. Total revenues increased 17.6 percent or $4,389,000, to a total of $29,285,000, compared with $24,896,000 in 2002. Income from continuing operations for the three months ended December 31, 2003, was $3,666,000 compared with $1,528,000 in 2002. Diluted earnings per share from continuing operations for the three months ended December 31, 2003 increased 90.0 percent, or $0.09, to $0.19 compared to $0.10 in 2002.

For the twelve months ended December 31, 2003, diluted FFO increased 18.8 percent, or $5,474,000, to $34,654,000 compared with $29,180,000 for the twelve months ended December 31, 2002. Diluted FFO on a per share basis was $2.03, which represented no change from last year and was in line with projections. FFO was reduced by the planned and announced series of shopping center redevelopments, two equity offerings completed in June and October and the write-off of the Kmart straight-line rent receivable taken in the second quarter of 2003. Total revenues increased 19.4 percent or $17,640,000 to a total of

$108,400,000 compared with $90,760,000 in 2002. Income from continuing operations for the twelve months ended December 31, 2003 was $9,982,000 compared with $8,435,000 in 2002. Diluted earnings per share from continuing operations for the twelve months ended December 31, 2003 decreased 40.7 percent or $0.37, to $0.54 compared to $0.91 in 2002, primarily due to additional shares outstanding at year-end and the Kmart straight-line receivable write-off stated above.

“The year 2003 marked a period of significant accomplishments for our Company,” said Dennis Gershenson, President and Chief Executive Officer. “Our overall shareholder return for the year was 51.8% and total market capitalization reached the $1.0 billion mark. In a very competitive acquisition environment, we purchased six shopping centers. We also completed four shopping center repositionings, commenced six redevelopments projects and began development of Beacon Square, a Home Depot anchored shopping center in Grand Haven, Michigan. The outstanding dispute with the IRS reached a positive resolution, which resulted in a $0.131 per common share deficiency dividend payment to our shareholders. Heading into 2004 we find ourselves well-positioned for continued success in all key areas of our business and maintain our 2004 FFO guidance of $2.35 to $2.40 per share.”

Asset Management

In 2003, the Company completed a number of redevelopment projects including Phase I of the repositioning of the Tel-Twelve shopping center in Southfield, Michigan. The redevelopment included the addition of a 144,000 square foot Lowes Home Improvement, which opened in February as well as the expansion of DSW Shoe Warehouse. Phase II of the redevelopment is currently underway and includes the addition of a 195,000 square foot Meijer discount/grocery superstore, which will replace the closed 128,000 square foot Kmart. Also included in the final phase of the repositioning is Pier 1 imports, which opened in December and Michael’s Crafts, which is scheduled to open in the second quarter of 2004.

Also essentially completed during the year, was the expansion by Wal-Mart of its 116,000 square foot store to a 197,000 square foot superstore at the Company’s Troy Towne Center in Troy, Ohio. The complete redevelopment of the shopping center also included the addition of an 87,000 square foot Kohl’s Department Store. As a result of the redevelopment, the square footage of the shopping center will increase from 221,000 square feet to 346,000 square feet.

In addition, the Company opened a 50,000 square foot Marshalls Megastore at its Roseville Plaza in Roseville, Michigan, a suburb of Metropolitan Detroit. Marshalls, previously in 26,000 square feet, was moved to the space previously occupied by Service Merchandise to accommodate the expanded format. The Company is presently finalizing a lease with a destination retailer to occupy the former Marshalls location.

The Company also opened a 31,700 square foot Coastal Home store in the former Jacobson space at its Southbay Shopping Center in Osprey, Florida. Coastal Home is a new concept for Bealls Inc., which also owns and operates the Bealls Department Store chain. The Coastal Home store features furniture and accessories with a coastal Florida motif.

A number of new redevelopment projects were commenced throughout the year, including: In November, the Company entered into an agreement with the Kroger Company to expand Kroger’s 49,000 square foot store to a 64,000 square foot proto-type store at the Company’s

Highland Square shopping center in Crossville, Tennessee. Additional renovations to the center will take place as a result of the expansion.

In October, the Company signed a lease with Gander Mountain for a 90,000 square foot superstore to occupy the entire former Kmart premises at its West Oaks I shopping center in Novi, Michigan. It is expected that Gander Mountain will open in the spring of 2004.

In May, the Company entered into an agreement with Wal-Mart to expand its 134,000 square foot store at the Taylors Square shopping center in Greenville, South Carolina to a 207,000 square foot superstore. An additional 29,000 square feet of new in-line retail space is under construction as part of the redevelopment.

In July, the Company entered into an agreement with Target to anchor the 300,000 square foot redevelopment at its Shoppes of Lakeland in Lakeland, Florida. As part of the agreement, the Company sold a portion of the site to Target. In addition to Target, the redevelopment includes an Ashley Furniture store, which is presently under construction. Ashley Furniture will occupy the former 73,000 square foot Builder’s Square space. Michael’s Crafts in 23,000 square feet is also part of the redevelopment and opened last year.

Leasing

During 2003, the Company opened 77 new non-anchor stores, at an average base rent of $13.75 per square foot, which represents a 9.1% increase above portfolio average. The Company also renewed 98 non-anchor leases, at an average base rent of $11.14 achieving an increase of 5.7% over prior rental rates. Additionally, the Company signed 10 new anchor leases during the year. Occupancy for the portfolio at December 31, 2003, was 89.7%.

Acquisitions and Dispositions

In 2003, the Company acquired six community shopping centers at an aggregate purchase price of $106.8 million including the assumption of $43.7 million in debt. The centers, which are located in areas where the Company currently has a presence and have high barriers to entry, include:

•	Hoover Eleven shopping center in Warren, Michigan-The 290,000 square foot shopping center is anchored by Kroger, TJ Maxx, Marshalls, OfficeMax and CVS Pharmacy.

•	Clinton Pointe shopping center in Clinton Township, Michigan, (a suburb of Detroit) -The 247,000 square foot shopping center is anchored by a Target department store, which was not part of the purchase, OfficeMax and Sports Authority.

•	Lakeshore Marketplace in Norton Shores, Michigan, (a suburb of Muskegon) -The 361,000 square foot shopping center is anchored by TJ Maxx , Barnes & Noble, Old Navy, Elder Beerman, Hobby Lobby, Toys R Us, Dunhams, and Petco.

•	Fairlane Meadows shopping center in Dearborn, Michigan -The 313,000 square foot shopping center is anchored by Target and Mervyns, which were not included in the acquisition, as well as Best Buy, and Kids R Us.

•	Livonia Plaza in Livonia, Michigan-The 123,000 square foot shopping center is anchored by a Kroger Supermarket and TJ Maxx. An expansion of the center is in the planning stages.

•	Publix at River Crossing in New Port Richey, Florida-The 62,000 square foot shopping center is anchored by Publix Supermarket.

The Company remains committed to selling non-core assets or centers that have reached maximum value. In December, the Company closed on the sale of Ferndale Plaza, a 31,000 square foot neighborhood shopping center located in Ferndale, Michigan. The shopping center was sold for approximately $3.3 million, which resulted in a $0.9 million gain, net of minority interest.

Development

In June, the Company commenced the development of a Home Depot anchored shopping center in Grand Haven, Michigan. Grand Haven is located within the metro tri-plex area that encompasses the cities of Grand Rapids, Muskegon and Holland, Michigan. In addition to the Home Depot, which is anchor owned, the center will contain 50,000 square feet of retail space including two outlots. Home Depot is expected to open in the first quarter of 2004.

Equity Offerings

During the year, the Company completed two secondary stock offerings, which resulted in the issuance of 4.5 million common shares. The net proceeds of approximately $107.0 million were utilized to initially pay down balances under the Company’s secured and unsecured revolving lines of credit and invest in short term investments, which were then used to fund the Company’s acquisition and redevelopment programs.

Market Capitalization and Debt

In 2003, the Company continued to make progress in the improvement of its balance sheet. During the year, Ramco-Gershenson closed on refinancings for three shopping centers, which represented $48.1 million in long-term fixed rate financing at a blended interest rate of 5.3%. Total debt at year end was $454.4 million with an average interest rate of 6.5% and an average maturity of 53 months. Debt to market capitalization at December 31, 2003 was 43.7% compared to 56.5% at December 31, 2002. Total capitalization was approximately $1,041.0 million at December 31, 2003, compared to $749.0 million at December 31, 2002.

Dividend

In December, the Company settled the dispute with the Internal Revenue Service (the “IRS”) with respect to its examination of taxable years ended December 31, 1991 through 1995. In connection with the resolution, a cash deficiency dividend of $0.131 per share was paid on January 20, 2004 to the Company’s common shareholders of record as of December 31, 2003. Under the terms of the Tax Agreement between the Company and Atlantic Realty Trust, Atlantic is obligated to reimburse the Company for the deficiency dividend and all costs associated with the settlement.

The Company paid a regular quarterly cash dividend on its common shares of $0.42 per share on January 20, 2004 to shareholders of record as of December 31, 2003. The annual dividend was $1.68 per share, of which 60.8% was a return of capital, 34.8% was ordinary income and 4.4% was capital gain.

Earnings Guidance/Conference Call

As stated previously, the Company estimates that 2004 annual diluted FFO per share will be between $2.35 and $2.40, per share. This corresponds to net income per diluted common share of between $1.18 and $1.25.

Ramco-Gershenson will host a live broadcast of its 4th Quarter conference call on February 12, 2004 at 9:00 a.m. eastern time, to discuss its financial results and 2004 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no passcode needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, passcode 5097417 (for one week).

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

Ramco-Gershenson Properties Trust currently has a portfolio of 65 shopping centers totaling approximately 13.5 million square feet of gross leasable area, consisting of 64 community centers, of which ten are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Wisconsin, Indiana, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Minimum rents	$19,736	$16,189	$73,335	$60,553
Percentage rents	208	74	1,177	1,052
Recoveries from tenants	8,369	7,460	29,527	25,228
Fees and management income	177	407	1,455	1,527
Interest and other income	795	766	2,906	2,400

Total Revenues	29,285	24,896	108,400	90,760

EXPENSES
Real estate taxes	4,702	3,715	14,822	11,911
Recoverable operating expenses	4,675	4,088	16,903	14,349
Depreciation and amortization	6,504	4,820	22,908	17,590
Other operating(1)	298	312	4,277	1,448
General and administrative	1,985	2,888	8,515	8,833
Interest expense	7,565	7,395	29,432	26,429

Total Expenses	25,729	23,218	96,857	80,560

Operating income	3,556	1,678	11,543	10,200
Earnings from unconsolidated entities	48	254	252	790

Income from continuing operations before gain on sale of Real estate and minority interest	3,604	1,932	11,795	10,990
Gain on sale of real estate	699	—	263	—

Minority interest	(637)	(404)	(2,076)	(2,555)

Income from continuing operations	3,666	1,528	9,982	8,435
Discontinued operations, net of minority interest:
Gain on sale of property	897	—	897	2,164
Income from operations	51	98	214	407

Net income	4,614	1,626	11,093	11,006
Preferred dividends	(593)	(323)	(2,375)	(1,151)
Gain on redemption of preferred shares	—	—	—	2,425

Net income available to common shareholders	$4,021	$1,303	$8,718	$12,280

Basic earnings per share:
Income from continuing operations	$0.19	$0.10	$0.55	$0.92
Income from discontinued operations	0.06	0.01	0.07	0.25

Net Income	$0.25	$0.11	$0.62	$1.17

Diluted earnings per share:
Income from continuing operations	$0.19	$0.10	$0.54	$0.91
Income from discontinued operations	0.05	0.01	0.08	0.25

Net Income	$0.24	$0.11	$0.62	$1.16

Weighted average shares outstanding, continuing operations:
Basic	16,316	12,267	13,955	10,529

Diluted	16,528	12,375	14,141	10,628

Ramco-Gershenson Properties Trust
Calculation of Funds From Operations(2)
(In thousands, except per share amounts)
(Unaudited)

	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Net income available to common shareholders	$4,021	$1,303	$8,718	$12,280
Add:
Depreciation and amortization expense	6,699	4,874	23,123	17,969
Minority interest in partnership:
Continuing operations	637	404	2,076	2,555
Discontinued operations	8	25	44	137
Less:
Gain on redemption of preferred shares	—	—	—	(2,425)
Discontinued operations, gain on sale of property, net of minority interest	(897)	—	(897)	(2,164)
Loss (Gain) on sale of real estate(3)	(27)	—	1,590	—

Funds from Operations-basic	10,441	6,606	34,654	28,352
Add:
Preferred share dividends	—	—	—	828

Funds from Operations-diluted	$10,441	$6,606	$34,654	$29,180

Funds from Operations per share:
Basic	$0.54	$0.43	$2.05	$2.11

Diluted	$0.54	$0.43	$2.03	$2.03

Basic weighted average shares outstanding(4)	19,245	15,198	16,886	13,468
Convertible Preferred shares and options	212	107	186	891

Diluted weighted average shares outstanding(5)	19,457	15,305	17,072	14,359

Ramco-Gershenson Properties Trust
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2003	2002
	(Unaudited)
ASSETS
Investment in real estate, net	$736,753	$628,953
Cash and cash equivalents	19,883	9,974
Accounts receivable, net	30,578	21,425
Equity investments in and advances to unconsolidated entities	9,091	9,578
Other assets, net	30,674	28,094

Total Assets	$826,979	$698,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$454,358	$423,248
Distributions payable	10,486	6,384
Accounts payable and accrued expenses	23,463	20,803

Total Liabilities	488,307	450,435
Minority Interest	42,978	46,586
Shareholders’ Equity	295,694	201,003

Total Liabilities and Shareholders’ Equity	$826,979	$698,024

(1)	During 2003, Kmart Corporation assigned its lease at the Tel-Twelve shopping center to Meijer, Inc., a discount department and grocery store retailer. The assignment of this lease was accounted for as a lease termination and we wrote off a straight-line rent receivable of approximately $3.0 million, with a corresponding charge to other operating expenses.

(2)	Management generally considers funds from operations (“FFO”) an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (“NAREIT”) definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(3)	Excludes gain on sale of undepreciated land of $1,853 in 2003.

(4)	Series A Preferred Shares, convertible into common shares, were redeemed in the second quarter of 2002. Series B preferred shares are not convertible into common shares. Therefore they are excluded from the calculation.

(5)	For basic FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares. For diluted FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares, the Series A Preferred Shares converted to Common Shares, and the Common Shares issuable under the treasury stock method upon exercise of stock options.

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Website: www.rgpt.com